                                    Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Release 6 a.m. EDT

Aug. 8, 2006

Tripos Reports Second-Quarter 2006 Financial Results

Discovery Informatics business delivers revenue growth of 23 percent;

 company continues to pursue strategic alternatives

ST. LOUIS - Aug. 8, 2006 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced financial results for the second quarter of the fiscal year ended June 30, 2006.

Financial results for the three months ended June 30, 2006:

§         Revenue of $8.9 million, compared with $13.4 million in the second quarter of 2005

§         Operating loss of $1.5 million, compared with an operating loss of $125,000 in the same period of 2005

§         Pretax loss of $1.15 million, compared with a pretax loss of $1.17 million in the same period last year

§         Net loss of $1.6 million, or $0.16 per diluted share, compared with a net income of $811,000, or $0.08 per diluted share, in the second quarter of 2005

Financial results for the six months ended June 30, 2006:

§         Revenue of $17.4 million, compared with $28.4 million in the first six months of 2005

§         Operating loss of $5.2 million, compared with an operating profit of $180,000 in the first half of 2005

§         Pretax loss of $5.1 million, compared with a pretax loss of $1.3 million in the same period last year

§         Net loss of $5.3 million, or $0.52 per diluted share, compared with net income of $792,000, or $0.08 per diluted share, in the first six months of 2005

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Tripos Reports Second-Quarter 2006 Financial Results                                                                            Page 2

"The Discovery Informatics business revenue increased over 23 percent during the second quarter of 2006 and over 9 percent for the first half of 2006. This growth was a result of progress on the Benchware® SMART-IDEA™ services project with Wyeth Pharmaceuticals, the expansion of software licenses with existing customers and strong product business in the Pacific Rim," said President and CEO Dr. John P. McAlister. "In the Discovery Research business, we spent the first six months of the year rebuilding the project pipeline following completion of the large Pfizer Inc. contract at the end of 2005. We are ramping up on new projects and have just completed in the third quarter a further reduction in force to reduce inefficiencies, with the goal of returning to positive cash flow in the second half of this fiscal year."

Earnings for this period included non-cash charges and preferred stock dividend accruals arising from the issuance of $5.5 million in redeemable convertible preferred stock and common stock purchase warrants in the quarter. Net proceeds from this financing have provided working capital to support Tripos' Discovery Research and Discovery Informatics businesses. During the quarter, other income (expense) included a gain of $358,000 due to a required quarterly mark-to-market of the warrant issued as part of this financing.

Tripos management continues to actively pursue strategic alternatives, focusing on maximizing shareholder value and laying a strong foundation for future company growth. These alternatives include, but are not limited to, a sale or merger, going private and separating its informatics and research businesses.

Second-Quarter Operational Highlights

The following highlights were announced during the second quarter:

§         The company raised $5.5 million from the sale of 1.8 million shares of redeemable convertible preferred stock and issued 550,000 five-year common stock warrants to Midwood Capital, a Boston-based investment firm. These shares represent approximately 18 percent of Tripos' outstanding common stock on an as-converted basis.

§         Tripos Discovery Research secured a milestone payment from Chronogen Inc. as the result of a small-molecule drug discovery collaboration progressing into pre-clinical development.

§         Tripos Discovery Informatics released new versions of two core Benchware products: Benchware Notebook 2.1, its enterprise electronic laboratory notebook, and Benchware 3D Explorer 2.2, for the exploration and communication of 3-D chemical information.  At the conclusion of the quarter, Tripos announced the release of Surflex-Dock™, a fully automatic, flexible molecular docking algorithm providing a significant leap forward in rapid in-silico drug-screening applications.

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EDT to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. The financial webcast archive will be available beginning at noon EDT today, and will remain on the Tripos Web site through Sept. 8, 2006.

General

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Tripos Reports Second-Quarter 2006 Financial Results                                                                            Page 3

This press release contains forward-looking statements concerning, among other things: (1) expectations regarding future revenues and earnings, product introductions, growth in product sales, resource allocation and capacity; (2) the ability of Tripos to identify and effect all steps necessary to return its Discovery Research business to positive cash flow in the second half of 2006; (3) expectations regarding existing and future opportunities for drug discovery collaborations; and (4) expectations regarding Tripos' ability to assess and pursue strategic alternatives to maximize stockholder value and enhance growth prospects. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company's filings with the Securities and Exchange Commission, including, without limitations, those factors set forth in the Company's Form 10-K for the fiscal year ended Dec. 31, 2005, and from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

# # #

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

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Tripos Reports Second-Quarter 2006 Financial Results                                                                            Page 4

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	30-June-06	30-June-05	30-June-06	30-June-05
Net sales
Discovery informatics products & support	$ 6,210	$ 5,849	$ 12,093	$ 12,112
Discovery informatics services	1,728	580	2,517	1,248
Discovery research products and services	961	6,919	2,742	15,021
Hardware	8	11	25	21
Total net sales	8,907	13,359	17,377	28,402

Cost of sales	3,394	6,886	6,961	14,793
Gross profit	5,513	6,473	10,416	13,609

Operating expenses
Sales and marketing	2,776	2,685	5,786	5,630
Research and development	2,631	1,991	5,453	3,912
General and administrative	1,646	1,922	3,484	3,887
Restructuring charge	--	--	927	--
Total operating expenses	7,053	6,598	15,650	13,429

Income (loss) from operations	(1,540)	(125)	(5,234)	180

Other income (loss), net	354	(1,043)	144	(1,438)
Income (loss) before income taxes	(1,186)	(1,168)	(5,090)	(1,258)

Income tax expense (benefit)	202	(1,979)	(16)	(2,050)
Net income (loss)	(1,388)	811	(5,074)	792

Preferred dividends	217	--	217	--

Net income (loss) available to common shareholders	$ (1,605)	$ 811	$ (5,291)	$ 792

Basic income (loss) per share	$ (0.16)	$ 0.08	$ (0.52)	$ 0.08
Diluted income (loss) per share	$ (0.16)	$ 0.08	$ (0.52)	$ 0.08
Basic weighted average shares	10,194	10,091	10,192	10,075
Diluted shares outstanding	10,194	10,107	10,192	10,125

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Tripos Reports Second-Quarter 2006 Financial Results                                                                            Page 5

Tripos, Inc.

Consolidated Balance Sheets

(in thousands, except per-share data)

	30-June-05	31-Dec.-05
	Unaudited
Assets:
Current assets:
Cash and cash equivalents	$ 2,895	$ 6,241
Restricted cash	297	--
Accounts receivable	4,007	11,219
Inventory	7,270	5,155
Prepaid expenses	4,881	4,386
Total current assets	19,350	27,001
Property and equipment, less accumulated depreciation	25,204	26,789
Capitalized development costs, net	2,378	2,291
Goodwill	5,322	5,255
Intangible assets, net	3,311	3,554
Investments recorded at cost	1,711	1,695
Deferred income taxes	232	231
Other assets	553	--
Total assets	$ 58,061	$ 66,816

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 4,336	$ 7,982
Accounts payable	984	1,219
Accrued expenses	3,353	4,970
Deferred revenue	11,799	15,898
Total current liabilities	20,472	30,069
Long-term portion of capital leases	2,991	1,343
Long-term debt	5,572	5,891
Common stock warrants	682	--
Convertible preferred stock, $0.01 par value, authorized 1,833 shares, issued 1,833 shares as of June 30, 2006	3,519	--
Shareholders' equity
Common stock	103	102
Additional paid-in capital	43,299	41,846
Retained earnings (deficit)	(17,668)	(12,377)
Other comprehensive income (deficit)	(909)	(58)
Total shareholders' equity	24,825	29,513
Total liabilities and shareholders' equity	$ 58,061	$ 66,816